Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 24, 2014

LEGGETT & PLATT REPORTS $.48 ADJUSTED SECOND QUARTER EPS

Carthage, MO, July 24, 2014 —

•	2Q adjusted EPS from continuing operations was $.48, a 9% increase versus $.44 last year

•	2Q sales grew 4% vs. 2013: Store Fixtures and CVP sales declined; remainder of company grew 10%

•	Including the $.65 non-cash impairment charge, EPS guidance for 2014 is $1.05-1.20

•	2014 adjusted EPS guidance is unchanged at $1.70-1.85; sales guidance narrowed to $3.88-3.98 billion

Diversified manufacturer Leggett & Platt reported second quarter adjusted EPS1 of $.48 from continuing operations, compared to $.44 in the prior year. The $.04 EPS increase reflects sales growth, a lower tax rate, and reduced share count.

Second quarter EPS, with no adjustment, declined to a loss of $.17 in 2014, from $.48 in 2013. Second quarter 2014 EPS includes a previously announced non-cash goodwill impairment charge of $.65 (or $108 million pre-tax). Second quarter EPS in 2013 includes $.05 from discontinued operations, primarily driven by a tax benefit from the elimination of three small operations.

Second quarter 2014 sales were $1,002 million, a 4% (or $43 million) increase versus the prior year. Same location sales improved 3% due to strong volume gains in most of the company’s residential markets (including bedding, home furniture, geo components, adjustable beds, fabric converting, and carpet underlay), and also in the office furniture and automotive markets. These gains were partially offset by large sales declines in Store Fixtures and Commercial Vehicle Products. Acquisitions contributed modestly to sales growth.

EBIT, excluding the impairment, improved slightly versus last year, with the income from broad based sales growth largely offset by weak store fixture demand and non-recurrence of last year’s $4 million gain from asset sales.

CEO Comments

Board Chair and CEO David S. Haffner commented, “For the first time in quite a while we experienced meaningful broad based growth – averaging about 10% – across the bulk of the company. In contrast, sales declined sharply in both the Store Fixtures and CVP units, moderating aggregate second quarter growth for the entire company to 4%.

“Based largely on the weak demand outlook, we recorded a $108 million pre-tax, non-cash impairment charge to write off all of the goodwill associated with the Store Fixtures group. We have engaged an investment banker and are exploring strategic alternatives for this unit, including possible divestiture.

“Much more positively, on July 1 we announced that we are now the exclusive long-term supplier in the U.S. and Canada of mattress innersprings for Tempur Sealy, and of boxsprings for Sealy. We are very pleased to have reached this agreement, and we look forward to the expanded strategic partnership and joint product development opportunities. Sales should immediately increase by about 2%, or approximately $80 million annually ($40 million for second half of 2014), and be neutral to EPS over the first twelve months as we execute the integration plan.

[1]	To aid investors’ awareness of operational profitability, 2Q adjusted EPS excludes the $.65 non-cash goodwill impairment.

“We continue to maintain our strong financial base. At quarter’s end we had $340 million available under our existing commercial paper program. Given the impairment charge, the acquisition of Tempur Sealy’s innerspring plants, and the normal seasonality of our businesses, we ended the quarter with net debt to net capital at 35.6%, comfortably in the middle of our long-term 30%-40% target range.

“Since 2007, our primary long-term financial goal has been to consistently rank in the top third of the S&P 500 companies for Total Shareholder Return (TSR2) as measured over rolling 3-year periods. For the three year period that began January 1, 2012, we have generated TSR of 20% per year (over the last 31 months), which places us slightly below the midpoint of the S&P 500 over that same time frame.

“Given anticipated sales growth, in 2014 we expect another year of record adjusted earnings from Continuing Operations. And as we look beyond 2014, we are encouraged by the positive momentum of several businesses including Automotive, Aerospace, Bedding, Home Furniture, and Office Furniture.”

Dividends and Stock Repurchases

In May, Leggett & Platt’s Board of Directors declared a $.30 second quarter dividend, one cent higher than last year’s second quarter dividend. Thus, 2014 marks the 43rd consecutive annual dividend increase for the company, with a compound annual growth rate of 13%. Only one other S&P 500 company can claim as high a rate of dividend growth for as many years. Leggett & Platt is proud of its dividend record, and plans to continue it.

At yesterday’s closing share price of $32.93, the indicated annual dividend of $1.20 per share generates a dividend yield of 3.6%, the fourth-highest dividend yield among the 54 stocks of the S&P 500 Dividend Aristocrats.

During the second quarter the company purchased 2.3 million shares of its stock at an average price of $33.33. For the first half of the year, the company purchased 3.9 million shares, and issued 1.7 million shares. Shares outstanding decreased by 2.2 million, to 137.2 million.

2014 Guidance

2014 sales are forecast to be $3.88-3.98 billion. That 4-6% increase versus 2013 reflects strong growth in most parts of the company, partially offset by decreased demand for store fixtures.

Apart from the impairment, the company made no change to the $1.70-1.85 EPS guidance it issued in April. Incorporating the $.65 non-cash impairment, the company now projects 2014 EPS of $1.05-1.20.

Cash from operations in 2014 should again exceed $350 million. Capital expenditures are expected to be roughly $100 million, and dividend payments should approximate $170 million.

As has been the company’s practice, after funding dividends and capital expenditures, any remaining cash flow will likely be targeted toward acquisitions or stock repurchases. The company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year. No specific repurchase commitment has been established; however, the company currently anticipates the purchase of between 5 and 7 million shares during 2014, and the issuance of approximately 2 million shares via employee benefit plans.

SEGMENT RESULTS – Second Quarter 2014 (versus the same period in 2013)

Residential Furnishings – Total sales increased $47 million, or 10%. Same location sales grew 9%, with unit volume growth in most product categories. EBIT (earnings before interest and income taxes) increased $11 million. Higher sales and favorable product mix contributed to EBIT growth, but were partially offset by non-recurrence of last year’s $3 million gain from a building sale.

[2]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested

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Commercial Fixturing & Components – Total sales decreased $31 million, or 24% largely due to the non-recurrence of certain major Store Fixture retailer programs from 2013, and unanticipated weak overall market demand. EBIT declined $115 million due to the $108 million goodwill impairment and lower sales.

Industrial Materials – Total sales increased $6 million, or 2%. Same location sales declined 4%, largely from lower unit volumes in wire and steel tubing. Acquisitions in the Aerospace business unit contributed 6% to sales. EBIT decreased $8 million primarily from reduced metal margin in rod and wire, and decreased same location sales.

Specialized Products – Total sales increased $22 million, or 11%, due to strong demand for the company’s Automotive components; this was partially offset by reduced sales in the Commercial Vehicle Products business. EBIT increased $7 million primarily due to increased sales.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, July 25. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Third quarter results will be released after the market closes on Wednesday, October 22, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 131-year-old firm is comprised of 19 business units, 19,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) adjustable bed bases; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations

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LEGGETT & PLATT				June 30, 2014

RESULTS OF OPERATIONS [1]	SECOND QUARTER			YEAR TO DATE
(In millions, except per share data)	2014	2013	Change	2014	2013	Change
Net sales (from continuing operations)	$1,001.6	$958.8	4%	1,920.7	$1,891.5	2%
Cost of goods sold	796.4	759.7		1,535.5	1,503.5

Gross profit	205.2	199.1		385.2	388.0
Selling & administrative expenses	99.8	98.8	1%	198.3	206.0	(4%)
Amortization	5.0	5.4		9.9	11.1
Other expense (income), net	107.3	(3.6)		101.4	(7.0)

Earnings before interest and taxes	(6.9)	98.5	(107%)	75.6	177.9	(58%)
Net interest expense	9.0	9.1		18.0	19.2

Earnings before income taxes	(15.9)	89.4		57.6	158.7
Income taxes	7.2	24.3		27.0	44.2

Net earnings from continuing operations	(23.1)	65.1		30.6	114.5
Discontinued operations, net of tax	—	6.8		—	6.9

Net earnings	(23.1)	71.9		30.6	121.4
Less net income from non-controlling interest	(0.8)	(0.6)		(1.4)	(1.0)

Net earnings attributable to L&P	$(23.9)	$71.3	(134%)	$29.2	$120.4	(76%)

Earnings per diluted share
From continuing operations	($0.17)	$0.44	(139%)	$0.20	$0.77	(74%)
From discontinued operations	$0.00	$0.05		$0.00	$0.05
Net earnings per diluted share	($0.17)	$0.48	(135%)	$0.20	$0.81	(75%)
Shares outstanding
Common stock (at end of period)	137.2	141.9		137.2	141.9
Basic (average for period)	141.4	145.8		141.9	145.9
Diluted (average for period)	141.4	148.1		143.6	148.0

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(In millions)	2014	2013	Change	2014	2013	Change
Net earnings	$(23.1)	$71.9		$30.6	$121.4
Depreciation and amortization	29.5	29.8		58.4	59.1
Working capital decrease (increase)	(2.6)	(25.0)		(126.3)	(96.9)
Impairments	108.5	2.1		109.0	2.3
Other operating activity	(9.2)	20.4		11.7	37.3

Net Cash from Operating Activity	$103.1	$99.2	4%	$83.4	$123.2	(32%)
Additions to PP&E	(23.3)	(22.1)		(38.4)	(41.9)	(8%)
Purchase of companies, net of cash	(49.2)	(10.0)		(51.2)	(10.1)
Proceeds from asset sales	1.3	12.5		9.8	14.4
Dividends paid	(41.7)	(41.4)		(83.7)	(41.4)
Repurchase of common stock, net	(63.6)	(36.5)		(109.3)	(49.7)
Additions (payments) to debt, net	117.3	(171.5)		237.7	(73.3)
Other	(8.3)	0.7		(16.8)	—

Increase (Decr.) in Cash & Equiv.	$35.6	$(169.1)		$31.5	$(78.8)

FINANCIAL POSITION	30-Jun
(In millions)	2014	2013	Change
Cash and equivalents	$304.2	$280.3
Receivables	603.4	553.0
Inventories	527.1	510.4
Other current assets	54.8	43.5

Total current assets	1,489.5	1,387.2	7%
Net fixed assets	582.6	562.1
Held for sale	17.8	17.7
Goodwill and other assets	1,153.5	1,311.7

TOTAL ASSETS	$3,243.4	$3,278.7	(1%)

Trade accounts payable	$376.7	$338.3
Current debt maturities	181.3	1.8
Other current liabilities	306.8	290.6

Total current liabilities	864.8	630.7	37%
Long term debt	926.0	973.9	(5%)
Deferred taxes and other liabilities	190.2	240.4
Equity	1,262.4	1,433.7	(12%)

Total Capitalization	2,378.6	2,648.0

TOTAL LIABILITIES & EQUITY	$3,243.4	$3,278.7

LEGGETT & PLATT

SEGMENT RESULTS [1]	SECOND QUARTER			YEAR TO DATE
(In millions)	2014	2013	Change	2014	2013	Change
External Sales
Residential Furnishings	$525.9	$484.8	8.5%	$1,015.0	$969.7	4.7%
Commercial Fixturing & Components	94.9	126.2	(24.8%)	183.4	240.8	(23.8%)
Industrial Materials	165.5	155.8	6.2%	319.6	315.4	1.3%
Specialized Products	215.3	192.0	12.1%	402.7	365.6	10.1%

Total	$1,001.6	$958.8	4.5%	$1,920.7	$1,891.5	1.5%

Inter-Segment Sales
Residential Furnishings	$10.1	$4.0		$19.8	$5.9
Commercial Fixturing & Components	1.5	1.2		2.9	2.2
Industrial Materials	56.7	60.9		114.2	124.5
Specialized Products	15.5	16.4		26.4	29.1

Total	$83.8	$82.5		$163.3	$161.7

Total Sales
Residential Furnishings	$536.0	$488.8	9.7%	$1,034.8	$975.6	6.1%
Commercial Fixturing & Components	96.4	127.4	(24.3%)	186.3	243.0	(23.3%)
Industrial Materials	222.2	216.7	2.5%	433.8	439.9	(1.4%)
Specialized Products	230.8	208.4	10.7%	429.1	394.7	8.7%

Total	$1,085.4	$1,041.3	4.2%	$2,084.0	$2,053.2	1.5%

EBIT
Residential Furnishings	$53.7	$42.4	27%	$105.0	$84.7	24%
Commercial Fixturing & Components	(106.9)	7.9	nm	(108.9)	9.5	nm
Industrial Materials	14.3	21.9	(35%)	25.4	43.6	(42%)
Specialized Products	35.4	28.4	25%	60.4	44.1	37%
Intersegment eliminations and other	(3.4)	(4.3)		(6.3)	(8.8)
Change in LIFO reserve	0.0	2.2		0.0	4.8

Total	(6.9)	$98.5	(107%)	$75.6	$177.9	(58%)

			Basis Pts			Basis Pts
EBIT Margin [2]
Residential Furnishings	10.0%	8.7%	130	10.1%	8.7%	140
Commercial Fixturing & Components	(110.9%)	6.2%	nm	(58.5%)	3.9%	nm
Industrial Materials	6.4%	10.1%	(370)	5.9%	9.9%	(400)
Specialized Products	15.3%	13.6%	170	14.1%	11.2%	290

Overall from Continuing Operations	(0.7%)	10.3%	(1100)	3.9%	9.4%	(550)

LAST SIX QUARTERS	2013				2014
	1Q	2Q	3Q	4Q	1Q	2Q
Selected Figures
Trade Sales ($ million)	933	959	958	897	919	1,002
Sales Growth (vs. prior year)	(1%)	3%	(2%)	5%	(1%)	4%
EBIT ($ million)	79	99	106	1	83	(7)
EBIT Margin	8.5%	10.3%	11.1%	0.1%	9.0%	(0.7%)
Net Earnings to L&P - excl. discontinued oper. ($m)	49	65	71	6	53	(24)
Net Margin - excludes discontinued operations	5.3%	6.8%	7.4%	0.7%	5.8%	(2.4%)
EPS - continuing operations (diluted)	$0.33	$0.44	$0.48	$0.04	$0.37	($0.17)
Cash from Operations ($ million)	24	99	116	178	(20)	103
Net Debt to Net Capitalization
Long term debt	953.8	973.9	957.5	688.4	811.0	926.0
Current debt maturities	201.4	1.8	1.1	181.1	181.4	181.3
Less cash and equivalents	(449.4)	(280.3)	(298.9)	(272.7)	(268.6)	(304.2)

Net Debt	705.8	695.4	659.7	596.8	723.8	803.1

Total capitalization	2,635.3	2,648.0	2,666.3	2,278.6	2,387.5	2,378.6
Current debt maturities	201.4	1.8	1.1	181.1	181.4	181.3
Less cash and equivalents	(449.4)	(280.3)	(298.9)	(272.7)	(268.6)	(304.2)

Net Capitalization	2,387.3	2,369.5	2,368.5	2,187.0	2,300.3	2,255.7

Long Term Debt to Total Capitalization	36.2%	36.8%	35.9%	30.2%	34.0%	38.9%
Net Debt to Net Capital	29.6%	29.3%	27.9%	27.3%	31.5%	35.6%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Furnishings	(1%)	3%	6%	6%	2%	9%
Commercial Fixturing & Components	1%	11%	(20%)	(8%)	(22%)	(24%)
Industrial Materials	(7%)	(9%)	(10%)	(4%)	(12%)	(4%)
Specialized Products	1%	7%	1%	8%	6%	10%
Overall from Continuing Operations	(2%)	2%	(3%)	3%	(3%)	3%

[1]	Prior year results have been restated for discontinued operations.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

nm = not meaningful